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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): October 6, 1998

                                Bionutrics, Inc.
             (Exact name of registrant as specified in its charter)

                         Commission File Number: 0-22011

                  NEVADA                                  86-0760991

(State or other jurisdiction of                           (IRS Employer
incorporation or organization)                            Identification No.)



2425 E. CAMELBACK RD., SUITE 650                                85016-4214
   PHOENIX, AZ  85016

(Address of principal executive offices)                        (Zip Code)

       Registrant's telephone number, including area code: (602) 508-0112



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Item No. 2.  Acquisition or Disposition of Assets

         On October 6, 1998, registrant received $2.5 million in cash for the sale of certain rice bran oil processing and related assets held by registrant's subsidiary, Nutrition Technology Corporation of West Monroe, Louisiana. This disposition represented the final payment pursuant to the transaction with AC Humko announced on August 20, 1998. The cash received by registrant and its subsidiary from AC Humko amounts to $8.5 million for the total transaction.

         As previously reported, registrant acquired a perpetual profit-sharing interest in AC Humko's rice bran business. AC Humko received from registrant the exclusive right to use and practice registrant's proprietary rice bran processing technology in North America, with registrant retaining the right to use and practice the technology worldwide other than in North America. As part of the transaction, AC Humko will function as the exclusive supplier to registrant of certain rice bran products.

         In connection with the transaction Daniel Antonelli, CEO of AC Humko, joined registrant's board on September 17, 1998.

         AC Humko is a national leader in vegetable oil manufacturing and rice milling. It has over 60 years' experience manufacturing private label brands and oil-based ingredient product lines. AC Humko is the former edible oil processing division of Kraft Foods. Today, AC Humko is a U.S. subsidiary of the $8.5 billion Associated British Foods, Plc.

Item 5.  Other Events.

         Registrant used a portion of the proceeds of the asset sale to pay off its bridge lender (approximately $1.1M) and to reduce by $1M a loan from one of its directors. Pay down of the bridge lender has resulted in the removal of its loan security interest.

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Item No. 7        Exhibits.

         1. Form of Asset Purchase Agreement dated as of October 1998 between AC Humko Corp. and Bionutrics Entities.

                                    Signature

         Pursuant to the requirements of the Securities Exchange Act of 1934, registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:                                       Bionutrics, Inc.

October ___, 1998

                                             by ________________________________
                                                 George E. Duck, Jr.
                                                 Chief Financial Officer

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